Exhibit 10.5.2

AMENDMENT TO THE

BIO-RAD LABORATORIES, INC. AMENDED AND RESTATED

1988 EMPLOYEE STOCK PURCHASE PLAN

Bio-Rad Laboratories, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), has previously adopted the Bio-Rad Laboratories, Inc. Amended and Restated 1988 Employee Stock Purchase Plan (as amended from time to time, the “Plan”).  Section 20 of the Plan allows the Board of Directors of the Corporation to amend the Plan in certain respects at any time or from time to time.

In order to amend the Plan in certain respects, this Amendment to the Plan has been adopted by a resolution of the Board of Directors of the Company on December 9, 2009, effective as set forth below.  This Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

1.

Effective as of January 1, 2010, Section 6(b)(v) of the Plan is hereby amended to read in its entirety as follows:

(v) on each Enrollment Date, each participant shall be entitled to subscribe for the number of shares of Common Stock offered during such Purchase Period designated by him or her in accordance with the terms of the Plan; provided, however, that for any Purchase Period, the Board of Directors may set a minimum, a maximum, or both a minimum and a maximum number of shares that may be subscribed for during such Purchase Period, provided further that the maximum number of shares may not in any event exceed 1,000 shares per Purchase Period or per calendar year;

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Executed on December 10, 2009

BIO-RAD LABORATORIES, INC.

By: /s/ Sanford S. Wadler

Sanford S. Wadler

Vice President & General Counsel